Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT

This EXECUTIVE SEPARATION AGREEMENT (this “Agreement”) is entered into as of September 16, 2025 (the “Execution Date”) by and among Outdoor Holding Company, a Delaware corporation (the “Company”), and the Company’s Executive Vice President, Tod Wagenhals, an individual (“Executive”). The Company and Executive are hereafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Executive has been employed by the Company on an at-will basis, serving as the Company’s Executive Vice President; and

WHEREAS, the Parties wish to conclude Executive’s at-will employment with the Company in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Separation.

a.	The Parties wish to conclude Executive’s at-will employment with the Company, and Executive shall resign from his position as Executive Vice President (the “Separation”), effective as of December 31, 2025 (the “Separation Date”). Executive shall execute all documents and take such further steps as may be required to effectuate such Separation. Executive agrees that he shall not execute any documents, make any representations, or take any other actions, on behalf of the Company after the Separation Date, except as expressly requested by the Board of Directors of the Company or the Company’s Chief Legal Officer or Chief Executive Officer in writing. The Company will pay Executive all earned and unpaid wages through the Separation Date, minus lawful taxes and withholdings, within the time period required by applicable law.

b.	Subject to the terms of this Section 1.b., irrespective of whether Executive signs this Agreement, the Company shall reimburse Executive for all reimbursable business expenses, if any, due to him as of the Separation Date. Executive shall, by the Separation Date, provide the Company with a list of such reimbursable expenses and the Company shall, assuming none of the listed reimbursable expenses are in dispute, provide such reimbursement to Executive within fifteen (15) days of receipt. In the event that any part of the reimbursable expenses is disputed by the Company, the Company shall only be required to provide reimbursement to Executive for the expenses not in dispute in the manner provided above and the Parties shall use their reasonable best efforts to promptly resolve any disputed reimbursement requests.

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c.	Executive agrees that all compensation, equity, bonuses, commissions, monies, paid time off, vacation and benefits which relate to his employment with the Company shall cease as of the Separation Date and that except as specifically set forth in this Agreement, Executive is not entitled to any additional payments from the Company.

d.	Executive shall, both before and after the Separation Date, take all actions reasonably requested by the Company to facilitate an orderly transition, including assisting with the transfer of duties to his successor, if any, and any other steps necessary to effectuate the Separation.

2.	Separation Compensation. Executive shall be entitled to the payments and benefits described in subparagraphs (a) through (c) below (collectively, the “Separation Compensation”) only if, and for so long as, each of the following conditions precedent is satisfied in full: (i) Executive timely executes, delivers to the Company, and does not revoke Executive’s waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) pursuant to this Agreement and the Reaffirmation (defined below), (ii) Executive fully, faithfully, and continuously complies with every condition, covenant, obligation, representation, and warranty contained in this Agreement and the Reaffirmation; and (iii) Executive remains continuously employed by the Company in good standing through the Separation Date.

a.	Severance. Subject to the terms and conditions of Section 16 below, the Company shall pay Executive an aggregate cash severance in the amount of Two Hundred Thirty Thousand Dollars ($230,000.00), which represents twelve (12) months of Executive’s annual base salary as in effect on the Separation Date. Such cash severance shall be reduced by all required deductions and withholdings and shall be paid on the Company’s first payroll date following the Reaffirmation Effective Date (defined in the Reaffirmation) in accordance with the Company’s regular payroll schedule (the “Cash Severance”).

b.	Paid Time Off. No later than fifteen (15) calendar days following the Separation Date, the Company shall remit to Executive a single lump-sum cash payment equal to the full cash value of all vacation, personal, and other paid time-off hours that Executive accrued but had not used as of the Separation Date, minus all required deductions and withholdings.

c.	Insurance Continuation. If Executive is eligible for and timely elects continuation coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), following the Reaffirmation Effective Date, the Company will pay for COBRA coverage for Executive and his family at the same level of coverage in effect as of the Separation Date (the “COBRA Benefit”) for one (1) month following the Separation Date. The Company will make these payments directly to its health plan provider. If Executive is not eligible or does not enroll, the COBRA Benefit will not be provided to Executive. After the one-month period, Executive will be solely responsible for any continued COBRA premiums. Nothing in this provision limits the Company’s right to modify its health insurance provider or the terms of its group health plans at any time.

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d.	It is expressly acknowledged and agreed by the Parties that the consideration payable to Executive provided in this Section 2 constitutes the full consideration to secure the general release of claims in Section 6 below and the Reaffirmation (defined below). Except as set forth in this Agreement, no additional consideration shall be owing by the Company to Executive in the form of severance, performance bonuses, equity, stock payments, cash compensation, health or other benefits, expense reimbursement or otherwise. Except as otherwise set forth in this Agreement, this Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company to Executive.

e.	Executive expressly acknowledges and agrees that the Company shall have no obligation to furnish, and Executive shall have no entitlement to receive, any portion of the Separation Compensation unless and until Executive has timely executed both this Agreement and the Release of Claims Reaffirmation attached hereto as Exhibit A (the “Reaffirmation”), and has not revoked the waiver of ADEA Claims (as defined below) contained in this Agreement and the Reaffirmation.

3.	Return of Company Property. Notwithstanding any other provision of this Agreement, the obligation of the Company to provide the Separation Compensation is subject to Executive returning to the Company by the Separation Date, any and all property of the Company in his possession, including, but not limited to, security key cards, keys, corporate credit cards, computers, corporate documents, corporate records and information, data, work product, identification tags, Confidential Information (defined below), including Company trade secrets and inventions, customer and supplier information, competitor information, cost information, marketing methods, product pricing information, Company business plans and presentations, shareholder information, proprietary software and other proprietary property of the Company that Executive has received as a result of his employment by the Company. The foregoing includes, without limitation, all electronic information (including passwords), e-mails, or hard-copies or drafts of documents relating to or concerning Executive’s work at the Company. By executing this Agreement, Executive represents and warrants, under penalty of perjury, that he has returned all of the Company’s property (including, but not limited to samples, ammunition, munition components, data, paper and all copies or derivations thereof) to the Company.

4.	Representations. Executive and the Company, as applicable, make the following representations, each of which is an important consideration to the other Party’s willingness to enter into this Agreement:

a.	Executive understands and agrees he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement, including the general release of claims set forth in Section 6.

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b.	Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.	Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that as of the Execution Date, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

5.	Covenants of Confidentiality and Nondisclosure.

a.	Executive acknowledges that, as a result of his employment with the Company, he is in possession of confidential or proprietary information of special value to the Company. Executive covenants and agrees that he shall not at any time, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, executives, and professional advisors of the Company, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information. Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. For purposes of this Agreement, “Confidential Information” means any non-public, confidential information with respect to the Company, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

b.	The negotiations in connection with this Agreement were and are intended by the Parties to be confidential. No Party shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

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c.	Notwithstanding any other provision of this Agreement, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. The Parties hereby clarify and agree, and by executing this Agreement, Executive acknowledges, that no provision of this Agreement prohibits or otherwise limits Executive’s ability to: (i) provide information in any form to or otherwise communicate with, including voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, any government agency, including but not limited to, the SEC, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration (“OSHA”), or any other federal, state or local governmental or law enforcement agency (each a “Government Agency”), without notice to the Company; (ii) file a charge or complaint with, or otherwise report possible violations of federal, state or local law or regulation to, any Government Agency; (iii) make other disclosures that are protected under applicable law, including the whistleblower provisions of federal, state or local law or regulation, to the extent applicable; (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any Government Agency or court of competent jurisdiction. The Parties further agree that nothing in this Agreement affects any eligibility that Executive may have to receive a whistleblower award or bounty for information provided to the SEC or any other Government Agency or official.

d.	Executive agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that he is required to deliver to the Company in connection with this Agreement.

6.	Release of Claims.

a.	Executive on his own behalf and on behalf of his heirs, family members, executors, agents, assigns, any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Executive or in which Executive has or had a controlling interest (the “Executive Releasors”) acknowledges and agrees that the Separation Compensation and the other consideration provided pursuant to this Agreement represents settlement in full of all outstanding obligations by and between Executive and the Company. Executive hereby and forever releases the Company and its current, former and prospective officers, directors, executives, agents, consultants, investors, attorneys, shareholders, administrators, affiliates, subsidiaries, assigns, predecessors, successors, insurers, subrogees, representatives, transferees, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (the “Company Releasees”) and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, right, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may now have or may hereafter have or claim to have against the Company Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time through the Separation Date, including the following:

i.	any and all claims relating to or arising from Executive’s employment relationship with the Company;

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ii.	any and all claims, whether based in contract, tort or alleged violations of any statute, known or unknown, that have been asserted, or that could be asserted by the Executive Releasors against the Company Releasees, including but not limited to claims under any federal, state or local laws such as the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (hereinafter, the “ADEA Claims”), the Equal Pay Act, the Family Medical Leave Act, the Patient Protection and Affordable Care Act of 2010, the Uniform Services Employment and Re-Employment Rights Act, the Lilly Ledbetter Act, Arizona’s wage laws, the Arizona Employment Protection Act (AEPA), the Arizona Civil Rights Act, the Arizona criminal code, Arizona equal pay laws, the Arizona Occupational Safety and Health Act, Arizona right-to-work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, the Delaware Volunteer Emergency Responders Job Protection Act, and Delaware’s social media law, all as amended and including all of their respective implementing regulations, or any other federal, state or local statute, regulation or ordinance;

iii.	any and all claims against the Company Releasees for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

iv.	any claims against the Company Releasees for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement, including, but not limited to any claims for violations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

v.	any and all claims for attorneys’ fees and costs, except as otherwise expressly provided herein; and

vi.	any and all claims based upon discovered facts in addition to or different from those that Executive or any Executive Releasor now knows or believes to be true, or the claims or other legal forms of action released herein, and Executive fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

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b.	Notwithstanding the foregoing, Executive does not release the Company from or waive or discharge his rights to payments under this Agreement.

c.	Executive acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of this Agreement, and that he assumes the risk of any mistake of fact or law. If Executive should subsequently discover that his understanding of the facts or of the law was or is incorrect, he shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon Executive according to the terms hereof regardless of any claims of mistake of fact or law.

d.	Executive agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law, claims for indemnification (under the Company’s bylaws, certificate of incorporation, the terms of this Agreement or otherwise) or directors and officer’s liability insurance, as and only to the extent applicable, or any claims or rights to vested benefits, such as pension or retirement benefits, or the right to seek continuation of health coverage under COBRA. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 6.

7.	Mutual Non-Disparagement. Executive agrees that, to the maximum extent permitted by applicable law, he shall not at any time, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, assist, solicit, encourage, support, or participate in any of the foregoing) any remark, comment, message, information, declaration, communication, or other statement of any kind—whether verbal, written, electronic, or otherwise—that is derogatory, critical, or negative toward, or harmful to, the Company or any of the Company Releasees. Executive acknowledges and agrees that each of the Company Releasees is a third-party beneficiary of this Section 7 and consents to their standing to enforce any claim arising from a breach of this non-disparagement obligation. If Executive becomes aware of the source of any statement that, if made by him, would violate this Section 7, he shall fully cooperate with and assist the Company in its investigation of such statement. The Company agrees to direct its officers and directors not to at any time, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, assist, solicit, encourage, support, or participate in any of the foregoing) any remark, comment, message, information, declaration, communication, or other statement of any kind—whether verbal, written, electronic, or otherwise—that is derogatory, critical, or negative toward, or harmful to, Executive. The Company’s non-disparagement obligations set forth herein constitute part of the consideration for Executive’s release of claims under Section 6 of this Agreement.

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8.	Post-Separation Non-Assistance. Executive agrees and covenants that, following the Separation Date, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any allegation, claim, administrative charge, or cause or action against any Company Releasee, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena, or voluntarily cooperating with any federal, state or local Government Agency, including the SEC. The Parties further agree that nothing in this Section 8 is intended to interfere with Executive’s right to engage in the conduct outlined in Section 5.c. of this Agreement.

9.	Enforcement. Because Executive’s services were special, unique, and extraordinary and because Executive had access to Confidential Information, the Parties agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns, shall be entitled to specific performance and/or injunctive or other relief from a court of competent jurisdiction in order to enforce or prevent any violations of, the provisions hereof (without the necessity of posting of any bond or other security) because Executive acknowledges and agrees that substantial and immediate damages are presumed, would be inflicted, and would be challenging to immediately quantify.

10.	Covenant Not to Sue. Executive covenants and agrees that Executive will not now, or at any time in the future, commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Executive’s behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Company Releasees with respect to any matter which arises from or relates to Executive’s employment with the Company or the separation thereof or which is encompassed in the releases set forth in Section 6 and the Reaffirmation. Nothing in this Agreement, including the Reaffirmation, prevents Executive from (i) filing a claim to enforce the terms of this Agreement; (ii) filing for and receiving unemployment compensation available under applicable state law, (iii) asserting a claim arising after the date(s) this Agreement and the Reaffirmation are executed; or (iv) the conduct outlined in Section 5.c. of this Agreement. Executive promises, however, never to seek or accept any damages, remedies or other relief for Executive personally with respect to any claim released by this Agreement, including the Reaffirmation. Regardless of anything in this Agreement, the Reaffirmation, or any prior agreement with the Company, and/or any Company policy, nothing in this Agreement shall bar, impede or otherwise limit in any way Executive’s ability to (i) seek or receive any monetary award or bounty from any Government Agency, including but not limited to, the SEC, in connection with protected ‘whistleblower’ activity; (ii) provide information to any Government Agency in any form, voluntarily, proactively, or in response to subpoenas, court orders or other processes, regarding possible violations of federal law or regulation, in each case, without prior notice to or approval from the Company.

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11.	Compliance with Securities Law. The Parties agree and covenant that they shall fully comply with all applicable federal and state securities law, including, but not limited to, making any and all filings on a timely basis required under Section 13 and Section 16 of the Exchange Act.

12.	No Admission of Liability. The Parties acknowledge and agree that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Company or any Company Releasee that they have violated any law or legal obligation with respect to any aspect of Executive’s employment by the Company or separation therefrom, or otherwise. If Executive does not accept this Agreement or the Reaffirmation, neither will be admissible for any purpose against the Company or any Company Releasee, and any payments or benefits contemplated in this Agreement do not constitute (a) an admission of the truth or falsity of any actual or potential claims; or (b) an acknowledgment or admission by the Company or any Company Releasee of any fault or liability whatsoever to Executive.

13.	No Action. Executive affirms that by executing this Agreement and the Reaffirmation, that he has not filed any actions or charges against the Company or the Company Releasees in or with any federal, state or local court or agency; provided, however, that nothing in this Section 13 prohibits or otherwise impedes Executive’s ability to file a charge or complaint or fully cooperate (including providing documents or other information) with any Government Agency, including the SEC, without notice to or approval from the Company. Executive further agrees that, upon payment of the Separation Compensation, he will not personally recover or attempt to recover monies from the Company or any of the Company Releasees with respect to any claim released by this Agreement or the Reaffirmation; provided, however nothing herein or therein shall bar, impede or otherwise limit in any way, Executive’s ability to receive any monetary award or bounty from any Government Agency, including but not limited to, the SEC, in connection with protected ‘whistleblower’ activity.

14.	Public Disclosure. The Parties agree that within four (4) business days of execution of this Agreement, the Company will file a Current Report on Form 8-K (the “Form 8-K”). The Company will provide Executive with a draft of the language that pertains to Executive in the Form 8-K and any related press release at least two (2) business days prior to such disclosure. The Company will consider in good faith any comments that Executive may provide as to its content and will provide Executive with a final version of the language that pertains to Executive in the Form 8-K and any related press release prior to filing any public disclosure on behalf of the Company.

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15.	Cooperation. Following the Separation Date, Executive agrees and covenants to reasonably cooperate in good faith with the Company, as requested, to assist in the transition of business matters and in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company, including but not limited to litigation or regulatory matters in which Executive has relevant knowledge or information. Such cooperation may include, without limitation: (i) meeting and conferring with the Company’s designated management representatives or outside attorneys; (ii) answering questions and explaining factual situations; (iii) preparing to testify and appearing for deposition or trial and providing truthful testimony without the need for a subpoena; and (iv) giving truthful sworn statements to the Company’s attorneys upon request. Executive’s cooperation obligations shall not exceed ten (10) hours per week and shall continue for up to twelve (12) months following the Separation Date, unless otherwise mutually agreed. The Company shall reimburse Executive for reasonable, pre-approved out-of-pocket expenses incurred in connection with such cooperation. Nothing in this Section shall require Executive to act in a manner adverse to his own legal interests or preclude Executive from providing truthful testimony or information as required by law.

16.	Forfeiture of Payment.

a.	Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event he breaches or threatens to breach any of his obligations under this Agreement or the Reaffirmation, he will forfeit his right to receive all Separation Compensation to the extent not theretofore paid to him as of the date of such actual or threatened breach and, if already made as of the time of such actual or threatened breach, Executive agrees that he will reimburse the Company immediately for the amount of such payments already received on an after-tax basis. The Company shall also be entitled to recover (x) attorneys’ fees, expenses and costs the Company incurs in any action initiated as a result of Executive’s actual or threatened breach of this Agreement; and (y) any and all other damages to which the Company may be entitled at law or in equity as a result of Executive’s actual or threatened breach of this Agreement.

b.	If Executive is convicted, pleads nolo contendere, or enters a plea agreement for criminal activity involving fraud, larceny, or embezzlement or intentional financial impropriety in connection with his employment with the Company, he will forfeit his right to receive all Separation Compensation to the extent not theretofore paid to him as of the date of such charge and, if already made as of the time such charge, Executive agrees that he will reimburse the Company immediately for the amount of such payments on a pre-tax basis.

c.	Executive is subject to the Company’s Compensation Recovery Policy (“CRP”), as required by Exchange Act Rule 10-D-1. Pursuant to the CRP, in the event the Company is required to prepare an Accounting Restatement (as defined in the CRP), Executive may be required to repay incentive compensation to the Company and that Company has the right to reduce amounts payable to Executive pursuant to this Agreement by any amount Executive is required to repay the Company. The Parties agree that Executive is bound by the CRP and nothing in this Agreement, including the Reaffirmation, modifies the Parties rights, responsibilities, or obligations under the CRP.

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17.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by a recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

if to Executive, then to Executive’s personal and physical email addresses in the Company’s records as of the date hereof:

Tod Wagenhals

11381 Helm Dr.

Scottsdale, Az. 85255

Email: todwags@aol.com

if to the Company, then to:

Outdoor Holding Company

Attention: Jordan Christensen – Chief Legal Officer

Email: jordan.christensen@outdoorholding.com

18.	Governing Law; Waiver of Jury Trial. The laws of the State of Delaware will govern the interpretation, validity and effect of this Agreement and the Reaffirmation without regard to principles of conflicts of law, the place of execution or the place for performance thereof. The Parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement or the Reaffirmation, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and/or federal courts located in Fulton County, Georgia; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY OF THE COMPANY RELEASEES OR THE EXECUTIVE RELEASORS, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT OR THE REAFFIRMATION.

19.	Entirety of Agreement. This Agreement, including the Reaffirmation, contains the entire understanding by and between the Parties and supersedes any and all prior agreements, understandings and rights between them, whether such agreements, understandings, or rights were oral or written, and all of which prior agreements, understandings, and rights are hereby definitively terminated and of no further force or effect, except for those agreements executed in connection with this Agreement. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement and the Reaffirmation are intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement and the Reaffirmation shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained.

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20.	Knowing and Voluntary Waiver; Consideration Period. Executive, by his free and voluntary act of signing below, acknowledges that Executive (a) has been given a period of twenty-one (21) days (“Review Period”) to consider whether to agree to the terms contained herein; (b) has been advised in writing (through this Agreement) to consult with an attorney prior to executing this Agreement; (c) understands that this Agreement specifically releases and waives all claims, including ADEA Claims, prior to the date on which Executive signs this Agreement; and (d) agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. Executive understands that he has the right to use as much or as little of the Review Period as he wishes before executing this Agreement. The signed Agreement must be returned to the Company by the end of the Review Period, Attn: Jordan Christensen, Chief Legal Officer, by email at jordan.christensen@outdoorholding.com.

21.	Revocation Period. For a period of seven (7) calendar days after Executive signs this Agreement (the “ADEA Revocation Period”), Executive may revoke his agreement to release any ADEA Claims under this Agreement only, by indicating in writing to the Company, Attn: Jordan Christensen, Chief Legal Officer, by email at jordan.christensen@outdoorholding.com, Executive’s intention to revoke. If Executive exercises his right to revoke hereunder, Executive shall forfeit his right to receive the Separation Compensation following the Reaffirmation Effective Date (as defined in the Reaffirmation). Executive understands that the Company’s obligation to provide the Separation Compensation does not become effective until after the Reaffirmation Effective Date. This Agreement as it pertains to Executive’s release of ADEA Claims shall become irrevocable, effective and enforceable on the eighth (8th) calendar day after its execution and non-revocation by Executive (“ADEA Effective Date”). Except for the release of ADEA Claims by Executive, which shall become effective on the ADEA Effective Date, all other provisions of this Agreement, including the release in Section 6 herein, shall become effective and enforceable on the Execution Date, and the Reaffirmation shall become effective and enforceable on the Reaffirmation Effective Date. In the event of revocation by Executive of his ADEA Claims pursuant to this Agreement or the Reaffirmation, Executive shall forfeit his right to receive the Separation Compensation.

22.	Modification. This Agreement, including the Reaffirmation, shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Company Releasees.

23.	Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement, including the Reaffirmation. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement, including the Reaffirmation, be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement, including the Reaffirmation, shall survive indefinitely. The terms and conditions of this Agreement including the Reaffirmation, have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, including the Reaffirmation, all references to the “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

EXECUTIVE SEPARATION AGREEMENT	Page 12

24.	Counterparts. This Agreement, including the Reaffirmation, may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be delivered via fax or scan which shall have the same full force and effect as an original.

25.	Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement, including the Reaffirmation, with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, including the Reaffirmation, and Executive acknowledges and agrees that Company counsel does not represent him individually or in any other capacity. Executive further acknowledges that he is competent to execute this Agreement, and that he fully understands the meaning and intent of this Agreement.

26.	Successors and Assigns. This Agreement, including the Reaffirmation, will be assigned to the Company’s successors and assigns, if any, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns.

27.	Competency. Executive warrants that he is fully competent to enter into this Agreement; that he has read this Agreement and fully understands its meaning; that he knowingly and voluntarily enters into this Agreement; and that he agrees to comply with its terms and conditions.

28.	Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from Section 409A of the Code, including under the exemptions available in Treas. Reg. Sec. 1.409A-1(b)(4) and 1.409A-1(b)(9) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent; to the extent not so exempt, the provisions of this Agreement shall be construed and administered in compliance with Section 409A and shall incorporate all required defined terms by reference. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

[Signature page follows.]

EXECUTIVE SEPARATION AGREEMENT	Page 13

IN WITNESS WHEREOF, the Parties have executed this Executive Separation Agreement as of the day and year first above written.

OUTDOOR HOLDING COMPANY

By:	/s/ Paul Kasowski
Name:	Paul Kasowski
Title:	CFO

EXECUTIVE

/s/ Tod Wagenhals
Tod Wagenhals

{Signature Page to

Executive Separation Agreement}

EXHIBIT A

RELEASE OF CLAIMS REAFFIRMATION

In exchange for the Separation Compensation set forth in Section 2 of the Executive Separation Agreement (the “Agreement”) to which this Exhibit A is attached, I knowingly and voluntarily execute this Release of Claims Reaffirmation (this “Reaffirmation”). By my free and voluntary act of signing below, I acknowledge that:

1. The purpose of this Reaffirmation is to release claims, as set forth in Section 6 of the Agreement, that arose or could have arisen from the date I signed the Agreement through the date I sign this Reaffirmation.

2. I have been given twenty-one (21) days to review this Reaffirmation and to review the release of claims set forth in Section 6 of the Agreement and have been advised in writing to consult with an attorney prior to executing this Reaffirmation. I understand that by signing this Reaffirmation, I am specifically releasing and waiving all claims against all Company Releasees, as set forth in Section 6 of the Agreement, including claims under the Age Discrimination in Employment Act (“ADEA”) (therein and hereinafter referred to as “ADEA Claims”), that arose or could have arisen from the date I signed the Agreement through the date I sign this Reaffirmation. I understand that my release of claims pursuant to this Reaffirmation includes a waiver of all known and unknown claims to the fullest extent permitted by law, and I expressly waive any rights under any law that purports to limit the scope of such a release.

3. I agree that any changes to this Reaffirmation, whether material or immaterial, will not restart the running of the twenty-one (21) day review period. I understand that I may use as much or as little of the twenty-one (21) day review period as I wish before executing this Reaffirmation. To be effective, this signed Reaffirmation must be returned to the Company, Attn: Jordan Christensen, Chief Legal Officer, at jordan.christensen@outdoorholding.com, no later than the end of the twenty-one (21) day review period.

4. I shall have seven (7) days following my execution of this Reaffirmation to revoke my release of ADEA Claims only pursuant to this Reaffirmation and that, on the eighth (8th) day following execution of this Reaffirmation, if I have not revoked my release of ADEA Claims hereunder, this Reaffirmation shall become irrevocable and effective (the “Reaffirmation Effective Date”). In the event of revocation by me of my ADEA Claims pursuant to this Reaffirmation, I forfeit my right to the Separation Compensation except that the Company shall pay me the sum of $1,000.00 (“Reaffirmation Release Consideration”), which I agree is sufficient consideration for the release and waiver of all other claims against all Company Releasees pursuant to this Reaffirmation.

5. I understand that the Separation Compensation described in Section 2 of the Agreement constitutes consideration to which I would not be entitled absent my timely execution and non-revocation of the Agreement and this Reaffirmation.

6. I fully understand the terms and conditions of the Agreement and I am signing this Reaffirmation, including the release of claims set forth herein, voluntarily and without coercion or undue influence. I affirm that I have not relied on any representations or statements that are not expressly set forth in the Agreement or this Reaffirmation, and I further affirm that I am not aware of any claims or facts that would give rise to a claim against any of the Company Releasees that have not been disclosed in writing prior to signing this Reaffirmation.

[Signature page follows.]

{Exhibit A to

Executive Separation Agreement}

EXECUTIVE:

/s/ Tod Wagenhals		September 16, 2025
Signature		Date

OUTDOOR HOLDING COMPANY

By:	Paul Kasowski
Name:	Paul Kasowski
Title:	CFO

{Signature Page to Exhibit A to

Executive Separation Agreement}